March 2008 Preliminary Terms No. 571 Registration Statement No. 333-131266 Dated March 18, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

95% Capital Protected Currency-linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar
Hong Kong dollar + Indian rupee + Indonesian rupiah + Malaysian ringgit + Philippine peso

Partially Capital Protected Currency-linked Notes provide investors with exposure to an individual currency or a basket of currencies and guarantee the return of a substantial percentage of the principal amount if held to maturity.  They are for investors who are willing to risk loss of some of their initial investment and forgo market interest rates in exchange for partial principal protection and upside exposure to the underlying currency or basket of currencies.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March , 2008
Original issue date:	March , 2008 (5 business days after the pricing date)
Maturity date:	March , 2011
Minimum payment amount:	$950 (95% principal protection)
Interest:	None
Basket:	Basket Currencies	Weighting
	Hong Kong dollar (“HKD”)	25%
	Indian rupee (“INR”)	25%
	Indonesian rupiah (“IDR”)	20%
	Malaysian ringgit (“MYR”)	15%
	Philippine peso (“PHP”)	15%
Payment at maturity:	$950 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	325% to 355%. The actual participation rate will be determined on the pricing date.
Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	March , 2011
CUSIP:	6174464U0
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	2%	98%
Total	$	$	$
(1)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected currency-linked notes.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Partially Capital Protected Currency-linked Notes dated March 13, 2008
Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Investment Overview

The 95% Capital Protected Currency-Linked Notes due March   , 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to the performance of a basket of five Asian currencies relative to the U.S. dollar with only 5% downside risk to principal.

If, at maturity, the weighted basket of five Asian currencies (the “basket”) has appreciated as a whole relative to the U.S. dollar, the investment will return $950 plus 325% to 355% of the amount of such appreciation (e.g. a 10% appreciation will return 95% of principal plus a supplemental redemption amount equal to 32.5% to 35.5% of principal, for a total return of 127.5% to 130.5% of the stated principal amount).  If the basket has not appreciated or has depreciated, the investment will return 95% of the stated principal amount at maturity.  Furthermore, if the basket has appreciated less than approximately 1.41% to 1.54% (depending on the actual participation rate), the investment will return less than par at maturity.  There will be no interest payments on the notes.

Maturity:	3 years
Protection at maturity:	95% of principal
Payment at maturity:	(i) If the basket appreciates Þ $950 plus 325% to 355% of the positive performance of the basket (ii) If the basket depreciates or does not appreciate Þ $950

Basket Overview

Basket Currency	Weighting	Quotation Convention
Hong Kong dollar (“HKD”)	25%	units of HKD / 1 USD
Indian rupee (“INR”)	25%	units of INR / 1 USD
Indonesian rupiah (“IDR”)	20%	units of IDR / 1 USD
Malaysian ringgit (“MYR”)	15%	units of MYR / 1 USD
Philippine peso (“PHP”)	15%	units of PHP / 1 USD

Basket Historical Performance January 1, 2003 to March 17, 2008

The graph sets forth the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2003 to March 17, 2008 and illustrates the effect of any offset and/or correlation among the basket currencies relative to the U.S. dollar during such period.  The graph does not take into account the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes at maturity.  You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

March 2008	Page 2

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

How Do Currency Exchange Rates Work?
▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the weighted performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
A decrease in an exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer units of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where INR has strengthened relative to the U.S. dollar by approximately 10%:

Pricing date = 40 INR / 1 USD and Valuation date = 36.36 INR / 1 USD

▪
An increase in an exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where INR has weakened relative to the U.S. dollar by approximately 10%:

  Pricing date = 40 INR / 1 USD and Valuation date = 44.44 INR / 1 USD

Actual exchange rates on the pricing date will vary.

March 2008	Page 3

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the five Asian currencies may strengthen against the U.S. dollar or, put another way, who believe they have underweight exposure to the foreign currencies in the basket or overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies while protecting 95% of principal at maturity.

Partial Principal Protection	▪	95% principal protection at maturity regardless of the basket performance
Access	▪	Exposure to a weighted basket of five Asian currencies
	▪	Portfolio diversification from traditional fixed income / equity investments
Leverage Performance	▪
Uncapped 325% to 355% upside participation in any basket appreciation.  The investment will return less than par at maturity if the basket appreciates less than 1.41% to 1.54% (depending on the actual participation rate).

Summary of Key Risks (see page 11)

▪	No interest payments
▪	The notes may pay less than the principal amount at maturity
▪	Currency exchange risk
▪	Government intervention could materially and adversely affect the value of the notes.
▪	Many unpredictable factors will affect the value of the notes.
▪	Even though the basket currencies trade around-the-clock, the notes will not.
▪	Changes in the value of one or more of the basket currencies may offset each other.
▪	Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.
▪	The currency exposure achieved by the basket is limited geographically.
▪	The Hong Kong dollar / U.S. dollar exchange rate, which has a basket weighting of 25%, is currently officially linked to the U.S. dollar, moving within a narrow band.
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
▪	Economic interests of the calculation agent may be potentially adverse to the investors.
▪	Credit risk to Morgan Stanley.
▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.
▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

Suitability

The notes may be suitable for investors who:

▪	do not require current income / coupon payments
▪	are capable of understanding the complexities / risks specific to the notes and the basket currencies
▪	are willing to lose up to 5% of their investment in the notes should the basket depreciate, not appreciate or not appreciate sufficiently relative to the U.S. dollar.

March 2008	Page 4

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the minimum payment at maturity of $950 plus the supplemental redemption amount, if any, based on whether the basket of Asian currencies has appreciated relative to the U.S. dollar on the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
March , 2008	March , 2008 (5 business days after the pricing date)	March , 2011

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Hong Kong dollar (“HKD”)	25%
	Indian rupee (“INR”)	25%
	Indonesian rupiah (“IDR”)	20%
	Malaysian ringgit (“MYR”)	15%
	Philippine peso (“PHP”)	15%
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Minimum payment amount:	$950 (95% principal protection)
Payment at maturity:	$950 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies

A depreciation of one or more basket currencies could partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive 95% of your principal back at maturity.
Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Participation rate:	325% to 355%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Partially Capital Protected Currency-linked Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.
Reference source:	HKD: Reuters “ECB37”	MYR: Reuters “ABSIRFIX01”
	INR: Reuters “RBIB”	PHP: Reuters “PDSPESO”
IDR: Reuters “ABSIRFIX01”
Valuation date:	March , 2011
Risk Factors:	Please see “Risk Factors” on page 11.

March 2008	Page 5

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174464U0
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on March 17, 2008, the “comparable yield” would be a rate of 3.5976% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,113.0981 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$9.2938	$9.2938
July 1, 2008 through December 31, 2008	$18.1552	$27.4490
January 1, 2009 through June 30, 2009	$18.4818	$45.9307
July 1, 2009 through December 31, 2009	$18.8142	$64.7449
January 1, 2010 through June 30, 2010	$19.1526	$83.8976
July 1, 2010 through December 31, 2010	$19.4971	$103.3947
January 1, 2011 through the Maturity Date	$9.7034	$113.0981

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the underlying basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 6

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Payment at Maturity

At maturity, investors will receive $950 plus the supplemental redemption amount for each note they hold.

If the basket performance is:	The supplemental redemption amount will be:
greater than zero	$1,000 x basket performance x 325% to 355%

less than or equal to zero	$0 (Investors will only receive $950 at maturity)

Best Case Scenario
The basket appreciates relative to the U.S. dollar, and the notes return $950 plus 325% to 355% of uncapped upside participation in the appreciation of the basket and this appreciation is greater than 1.41% to 1.54% so that you will receive a return greater than your initial investment.

Worst Case Scenario	The basket depreciates or does not appreciate and the notes redeem for $950 at maturity. This assumes the investment is held to maturity.

Note:

There is no cap on upside participation.  At maturity, you will receive 325% to 355% of any basket appreciation in addition to 95% of the principal amount of the notes you hold.

If the basket performance at maturity is zero or negative, you will only receive $950 at maturity.  Even if the basket performance is positive, you will receive less than par at maturity if the basket performance is less than approximately 1.41% to 1.54%.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

March 2008	Page 7

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below are three full examples of how to calculate the payment at maturity.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
HKD	25%	7.76	7.68	1%
INR	25%	40.73	37.37	9%
IDR	20%	9,265.00	8,422.73	10%
MYR	15%	3.19	2.90	10%
PHP	15%	41.67	37.88	10%

Basket performance = Sum of currency performance values

[(Initial HKD exchange rate / Final HKD exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial IDR exchange rate / Final IDR exchange rate) – 1]  x  20%, plus

[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  15%, plus

[(Initial PHP exchange rate / Final PHP exchange rate) – 1]  x  15%

So, using the hypothetical exchange rates above:

[(7.76 / 7.68) –1] x 25%  = 0.25% plus

[(40.73 / 37.37) –1] x 25%  = 2.25% plus

[(9,265.00 / 8,422.73) –1] x 20%  = 2.00% plus

[(3.19 / 2.90) –1] x 15%  = 1.50% plus

[(41.67 / 37.88) –1] x 15%  = 1.50%

equals

Basket performance   =   7.50%

Hypothetical basket performance	= 7.50%
Hypothetical participation rate	= 340%
Supplemental redemption amount	= $1,000 x basket performance x participation rate
= $1,000 x 7.50% x 340% = $255

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,205, which is the sum of the $950 minimum payment at maturity and the supplemental redemption amount of $255.

March 2008	Page 8

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Example 2:  The basket performance is 0% or negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
HKD	25%	7.76	7.84	– 1%
INR	25%	40.73	35.42	15%
IDR	20%	9,265.00	11,581.25	– 20%
MYR	15%	3.19	3.99	– 20%
PHP	15%	41.67	37.88	10%

Basket performance = Sum of currency performance values

[(Initial HKD exchange rate / Final HKD exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial IDR exchange rate / Final IDR exchange rate) – 1]  x  20%, plus

[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  15%, plus

[(Initial PHP exchange rate / Final PHP exchange rate) – 1]  x  15%

So, using the hypothetical exchange rates above:

[(7.76 / 7.84) –1] x 25%  = – 0.25% plus

[(40.73 / 35.42) –1] x 25%  = 3.75% plus

[(9,265.00 / 11,581.25) –1] x 20%  = – 4.00% plus

[(3.19 / 3.99) –1] x 15%  = – 3.00% plus

[(41.67 / 37.88) –1] x 15%  = 1.50%

equals

Basket performance   =   – 2.00%

Hypothetical basket performance	= – 2.00%

Supplemental redemption amount	= 0%

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $950 minimum payment at maturity per note.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes, because this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Indian rupee and the Philippine peso is more than offset by the depreciation of the Hong Kong dollar, the Indonesian rupiah and the Malaysian ringgit.

March 2008	Page 9

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Example 3: The basket performance is not sufficiently greater than zero.  Payment at maturity is less than Par.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
HKD	25%	7.76	7.68	1%
INR	25%	40.73	38.42	6%
IDR	20%	9,265.00	10,294.44	–10%
MYR	15%	3.19	3.04	5%
PHP	15%	41.67	39.69	5%

Basket performance = Sum of currency performance values

[(Initial HKD exchange rate / Final HKD exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial IDR exchange rate / Final IDR exchange rate) – 1]  x  20%, plus

[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  15%, plus

[(Initial PHP exchange rate / Final PHP exchange rate) – 1]  x  15%

So, using the hypothetical exchange rates above:

[(7.76 / 7.68) –1] x 25%  = 0.25% plus

[(40.73 / 38.42) –1] x 25%  = 1.50% plus

[(9,265.00 / 10,294.44) –1] x 20%  = – 2.00% plus

[(3.19 / 3.04) –1] x 15%  = 0.75% plus

[(41.67 / 39.69) –1] x 15%  = 0.75%

equals

Basket performance   =   1.25%

Hypothetical basket performance	= 1.25%
Hypothetical participation rate	= 340%
Supplemental redemption amount	= $1,000 x basket performance x participation rate
= $1,000 x 1.25% x 340% = $42.50

In this example, the total payment at maturity will equal $992.50, which is the sum of $950 and a supplemental redemption amount of $42.50.  If the basket performance is positive but not sufficiently greater than zero as in this example, investors will receive less than the $1,000 stated principal amount of each note at maturity and, therefore, will lose some of their initial investment in the notes.

March 2008	Page 10

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes do not pay interest.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.  In addition, the return of only the minimum payment at maturity will result in a loss on your investment in the notes.

▪
No guarantee of full return of principal at maturity.  The notes do not guarantee full return of principal at maturity.  Because the payment at maturity is equal to $950 plus the supplemental redemption amount, the basket must appreciate more than approximately 1.41% to 1.54% before you would receive a payment at maturity that is greater than or equal to the stated principal amount of the notes.  You will lose money on your investment if the basket depreciates, does not appreciate or appreciates less than approximately 1.41% to 1.54% against the U.S. dollar.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant Asian country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant Asian countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  This could prevent you from avoiding significant losses.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

March 2008	Page 11

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies relative to the U.S. dollar may wholly or partially offset any increase in the value of the other basket currencies relative to the U.S. dollar.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

▪
The currency exposure achieved by the basket is limited geographically. Because the basket is limited to Asian currencies, events occurring in Asia which affect that region could have a negative impact on more than one, or all, of the basket currencies at the same time, which could have an adverse affect on the value of the notes and may affect the payout to you at maturity.

▪
The Hong Kong dollar / U.S. dollar exchange rate, which has a basket weighting of 25%, is currently officially linked to the U.S. dollar and floats within a narrow band.  Consequently, the Hong Kong dollar / U.S. dollar exchange rate can only be expected to contribute significantly to the appreciation or depreciation of the basket if the Hong Kong monetary authorities were to increase or decrease the exchange rate around which the Hong Kong dollar is allowed to trade or widen the band in which the exchange rate is allowed to float, or allow the Hong Kong dollar to float freely against the U.S. dollar.  We cannot predict whether the Hong Kong dollar / U.S. dollar exchange rate will continue to trade in a narrow band, nor can we predict whether, if allowed to float more freely, it would appreciate or depreciate against the U.S. dollar.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
Issuer’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

March 2008	Page 12

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies relative to the U.S. dollar for each quarter in the period from January 1, 2003 through March 17, 2008.  The related graphs set forth each basket currency’s currency performance relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

HKD	High	Low	Period End
2003
First Quarter	7.8003	7.7983	7.7992
Second Quarter	7.8002	7.7982	7.7986
Third Quarter	7.7998	7.7417	7.7417
Fourth Quarter	7.7692	7.7056	7.7638
2004
First Quarter	7.7977	7.7629	7.7920
Second Quarter	7.7999	7.7843	7.7997
Third Quarter	7.8004	7.7957	7.7959
Fourth Quarter	7.7986	7.7700	7.7726
2005
First Quarter	7.8000	7.7782	7.7992
Second Quarter	7.7997	7.7686	7.7710
Third Quarter	7.7790	7.7575	7.7575
Fourth Quarter	7.7592	7.7519	7.7545
2006
First Quarter	7.7621	7.7509	7.7597
Second Quarter	7.7687	7.7513	7.7663
Third Quarter	7.7916	7.7679	7.7916
Fourth Quarter	7.7933	7.7690	7.7778
2007
First Quarter	7.8168	7.7887	7.8138
Second Quarter	7.8242	7.8062	7.8180
Third Quarter	7.8299	7.7591	7.7747
Fourth Quarter	7.8068	7.7501	7.7994
2008
First Quarter (through March 17, 2008)	7.8142	7.7630	7.7630

Hong Kong dollar / U.S. dollar January 1, 2003 to March 17, 2008

March 2008	Page 13

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

INR	High	Low	Period End
2003
First Quarter	48.0100	47.4700	47.4700
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.6250
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.9950	45.7700	45.9250
Fourth Quarter	45.9715	44.2600	44.2600
2007
First Quarter	44.6800	43.0450	43.4725
Second Quarter	43.2900	40.4850	40.7000
Third Quarter	41.3450	39.6900	39.7700
Fourth Quarter	39.8950	39.2500	39.4150
2008
First Quarter (through March 17, 2008)	40.7350	39.2650	40.7350

Indian rupee / U.S. dollar January 1, 2003 to March 17, 2008

March 2008	Page 14

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

IDR	High	Low	Period End
2003
First Quarter	9,088.00	8,830.00	8,902.00
Second Quarter	8,899.00	8,175.00	8,275.00
Third Quarter	8,625.00	8,177.00	8,395.00
Fourth Quarter	8,580.00	8,362.00	8,420.00
2004
First Quarter	8,663.00	8,317.00	8,564.00
Second Quarter	9,440.00	8,573.00	9,400.00
Third Quarter	9,370.00	8,800.00	9,155.00
Fourth Quarter	9,320.00	8,938.00	9,270.00
2005
First Quarter	9,515.00	9,135.00	9,465.00
Second Quarter	9,760.00	9,430.00	9,760.00
Third Quarter	10,775.00	9,725.00	10,300.00
Fourth Quarter	10,303.00	9,685.00	9,830.00
2006
First Quarter	9,815.00	9,045.00	9,070.00
Second Quarter	9,495.00	8,703.00	9,263.00
Third Quarter	9,295.00	9,045.00	9,223.00
Fourth Quarter	9,228.00	8,994.00	8,994.00
2007
First Quarter	9,250.00	8,975.00	9,121.00
Second Quarter	9,158.00	8,670.00	9,025.00
Third Quarter	9,550.00	8,965.00	9,105.00
Fourth Quarter	9,428.00	9,035.00	9,400.00
2008
First Quarter (through March 17, 2008)	9,490.00	9,045.00	9,265.00

Indonesian rupiah / U.S. dollar January 1, 2003 to March 17, 2008

March 2008	Page 15

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

MYR	High	Low	Period End
2003
First Quarter	3.8000	3.7995	3.8000
Second Quarter	3.8000	3.8000	3.8000
Third Quarter	3.8000	3.8000	3.8000
Fourth Quarter	3.8000	3.8000	3.8000
2004
First Quarter	3.8000	3.8000	3.8000
Second Quarter	3.8000	3.8000	3.8000
Third Quarter	3.8000	3.8000	3.8000
Fourth Quarter	3.8000	3.8000	3.8000
2005
First Quarter	3.8000	3.8000	3.8000
Second Quarter	3.8000	3.8000	3.8000
Third Quarter	3.8000	3.7463	3.7690
Fourth Quarter	3.7810	3.7695	3.7795
2006
First Quarter	3.7790	3.6831	3.6831
Second Quarter	3.6875	3.5765	3.6745
Third Quarter	3.6950	3.6415	3.6880
Fourth Quarter	3.6955	3.5280	3.5280
2007
First Quarter	3.5215	3.4505	3.4575
Second Quarter	3.4830	3.3840	3.4525
Third Quarter	3.5155	3.4015	3.4075
Fourth Quarter	3.4095	3.3067	3.3067
2008
First Quarter (through March 17, 2008)	3.3134	3.1560	3.1930

Malaysian ringgit / U.S. dollar January 1, 2003 to March 17, 2008

March 2008	Page 16

95% Capital Protected Currency-Linked Notes due March   , 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. dollar

PHP	High	Low	Period End
2003
First Quarter	55.100	53.280	53.525
Second Quarter	53.645	52.060	53.480
Third Quarter	55.475	53.325	54.875
Fourth Quarter	55.725	54.570	55.540
2004
First Quarter	56.460	55.175	56.195
Second Quarter	56.430	55.460	56.120
Third Quarter	56.450	55.660	56.280
Fourth Quarter	56.455	56.025	56.230
2005
First Quarter	56.260	53.975	54.800
Second Quarter	55.975	53.950	55.975
Third Quarter	56.355	55.550	56.030
Fourth Quarter	55.975	52.995	53.085
2006
First Quarter	52.850	51.015	51.055
Second Quarter	53.520	50.970	53.135
Third Quarter	52.980	50.080	50.250
Fourth Quarter	50.145	49.010	49.010
2007
First Quarter	49.105	47.975	48.265
Second Quarter	48.355	45.640	46.195
Third Quarter	47.075	44.810	44.945
Fourth Quarter	45.005	41.000	41.230
2008
First Quarter (through March 17, 2008)	41.670	40.275	41.670

Philippine peso / U.S. dollar January 1, 2003 to March 17, 2008

March 2008	Page 17